Exhibit 10.19

Microsoft Corporation

Annual Performance Bonus Plan

for Executive Officers

(Effective July 1, 2007)

1. Purpose of the Plan

This Microsoft Corporation Annual Performance Bonus Plan for Executive Officers (the “Plan”) is designed to motivate Plan participants to achieve the financial and other objectives of Microsoft Corporation (“Microsoft”).

2. Eligibility and Participation

Executive officers of Microsoft (“Executive Officers”), including the Chief Executive Officer (“CEO”), are automatically eligible to participate in the Plan and, therefore, are each referred to herein as a “Participant.”

3. Administration

The Microsoft Corporation Compensation Committee (“Compensation Committee”) administers the Plan.

4. Establishment of Performance-Based Commitments

The CEO in consultation with Microsoft’s Board of Directors (“Board”) shall establish annually his performance-based commitments (the “Commitments”) for each fiscal year (the “Performance Year”). For all other Participants, the CEO shall approve the Participant’s Commitments for each Performance Year. The Commitments may be based on organizational and/or individual goals, and may include quantitative and/or qualitative goals. Commitments may be based on the Executive’s responsibilities and may include financial or strategic measures, including:

•	revenue,

•	profitability,

•	innovation,

•	product development and implementation,

•	quality,

•	customer satisfaction,

•	customer acceptance,

•	developer community satisfaction,

•	organizational and leadership,

•	strategic planning and development,

•	operations excellence, and

•	efficiency and productivity.

5. Determination of Bonus Amounts

Approval of CEO Bonus. The independent members of the Board determine the CEO’s bonus after receiving a recommendation from the Compensation Committee. The Compensation Committee makes its recommendation after considering the results of the CEO performance review conducted by the Microsoft Corporation Governance and Nominating Committee.

Approval of Other Executive Officer Bonuses. The Compensation Committee of the Board determines the bonuses of Participants other than the CEO after receiving a recommendation from the CEO.

Basis of Bonus Recommendations. Bonus recommendations will be based on an assessment of the extent to which each Participant achieved his Commitments and other feedback and input from the Senior Vice President, Human Resources. The following factors may be considered in assessing achievement of Commitments:

•	difficulty of the Commitments,

•	business environment in which the Commitments were achieved;

•	consistency and reliability of performance across Commitments and throughout the Performance Year,

•	the Participant’s going above and beyond commitments and expectations, and

•	the Participant’s degree of excellence

Bonus recommendations will be determined as a percentage of a Participant’s bonus eligible salary. The Compensation Committee will establish potential bonus ranges based on Participants’ roles. The maximum potential bonus that will apply to any Participant is 200% of bonus eligible salary.

Bonus Eligible Salary. Bonus eligible salary is a Participant’s base salary calculated from eligible payroll earnings during the Performance Year while the employee is in active status as an Executive Officer. If a Participant is hired after March 31 of a Performance Year, and thus, is ineligible for a bonus for such Performance Year, bonus eligible salary for the following Performance Year shall include base salary during the period commencing on the Participant’s date of hire, and ending on the last day of such Performance Year. Bonus eligible salary shall exclude any base salary accounted for under any other bonus plan or program sponsored by Microsoft.

Employment Requirement. For each Performance Year, no bonus will be paid unless the Participant is employed by Microsoft prior to March 31 of the Performance Year and remains employed by Microsoft through the last day of such Performance Year.

7. Payment of Bonuses

Bonuses shall be paid in cash as soon as practicable following the end of a Performance Year, but in no event later than September 30 following the conclusion of the Performance Year. Bonus payments shall be reduced for taxes and other legally required withholdings.

8. Interpretation, Amendment and Termination of the Plan

The Compensation Committee has the discretionary authority to: construe and interpret the terms of the Plan; to determine, in accordance with the provisions of the Plan, the existence or non-existence, nature and amount of the rights and benefits of all persons under the Plan; and to amend or terminate the Plan at any time; provided that all such authority shall be limited to the extent required to comply with applicable law outside the United States.

9. Employment at Will (U.S. Employees Only)

Neither this Plan nor any action or communication under this Plan: (1) gives any employee any right with respect to employment or continuation of current employment with Microsoft or its subsidiaries or to employment that is not terminable at will, or (2) makes any employee’s employment with Microsoft or its subsidiaries for any minimum or fixed period. Employment by Microsoft (or the Microsoft subsidiary that is the employer) may be terminated by either the employee or the employer at any time, for any reason or no reason, with or without cause, and with or without notice or any kind of pre- or post-termination warning, discipline or procedure.

10. General Provisions

A. Rights Unsecured. The right of a Participant or his or her beneficiary to receive a bonus under the Plan shall be an unsecured claim against the general assets of Microsoft. The Plan at all times shall be considered entirely unfunded for tax purposes. Microsoft’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

B. Nonalienation of Benefits. Bonuses are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, will be null and void and not binding on Microsoft.

C. Severability. If any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

D. Applicable Law and Venue. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Washington. If Microsoft or any Participant (or beneficiary) initiates litigation related to this Plan, the venue for such action will be in King County, Washington.